                                                                    Exhibit 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of OutSource International, Inc. and Subsidiaries on Form S-3 of our report dated April 21, 1998, on the financial statements of LM Investors, Inc. as of December 31, 1997 and for the year then ended appearing in the Current Report on Form 8-K/A dated May 4, 1998 of OutSource International, Inc. and Subsidiaries, and our reports dated July 10, 1998, on the financial statements of Mid-West Temps, Inc. and Resource Dimenstions, Inc. as of December 31, 1997 and 1996 and for the years then ended appearing in the Current Report on Form 8-K/A dated July 28, 1998 of OutSource International, Inc. and Subsidiaries, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP
Chicago, Illinois
December 15, 1998